UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011

PROLOGIS, INC.

(Exact name of registrant as specified in charter)

Maryland	001-13545	94-3281941
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Pier 1, Bay 1, San Francisco, California		94111
(Address of Principal Executive Offices)		(Zip Code)

Registrants’ Telephone Number, including Area Code: (415) 394-9000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 8, 2011, our board of directors adopted the Prologis, Inc. Nonqualified Deferred Compensation Plan, which shall be effective as of January 1, 2012.

This deferred compensation plan will allow our non-employee directors and a select group of management and highly compensated employees, namely, our officers and the officers of certain of our affiliates, to defer receiving certain of their cash and equity-based compensation. This plan enables participants who are employees to defer up to 100% of their annual base pay and up to 100% of the cash portion of their annual bonuses, and employee and non-employee director participants who participate in our long term incentive plans to defer certain equity-based awards that they receive under such plans, subject to certain restrictions. In addition, participants who are non-employee directors may defer all or a portion of their directors’ fees in cash or elect to convert such fees into stock units and defer those units under the plan. At the time a deferred equity award vests, the value of the equity award will be credited to participants’ accounts in the form of stock units. Certain awards granted to our non-employee directors that require, by their terms, a deferral of payment or settlement past the vesting date will be deemed to be deferred in our plan. If a stock dividend is paid on our stock, such amounts will be credited in the form of stock units to the plan accounts invested in stock units, including deferrals of equity awards. If a cash dividend is paid on our stock, such amounts will be credited to the plan accounts as cash and will be invested in an investment option under the plan. Dividends attributable to a director’s equity award or directors’ fees will be credited in the form of stock units regardless of whether the applicable dividend is paid or distributed in cash or in stock.

Participants select from various investment options available under the plan to invest their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plans. Except as specifically required by the plan and described herein, company stock is not an investment option available to either employees or non-employee directors. When a participant defers the receipt of equity-based compensation, the amounts must be deferred in our company stock, and at no time can these deferrals into company stock be reinvested in any other investment option. Deferred equity compensation is distributed only in the form of shares of company stock. Generally, distributions under this plan will be paid in a lump sum upon termination of service for any reason (including death) and a change of control. Depending on the terms of a non-employee director’s equity award, a director may elect other distribution dates consistent with the terms of the equity award.

We have reserved the right under the nonqualified deferred compensation plan to make discretionary matching contributions to participant accounts from time to time. The participants’ elective deferrals and any matching contributions are 100% vested immediately. We pay all of the administrative costs of the plan.

A rabbi trust will be established for the plan, and contributions under the plan will be deposited into the rabbi trust. Assets in the trust are subject to the claims of our general creditors in the event of bankruptcy or other insolvency. No assets are placed into an account in the name of any participant. An account in the plan will not give a participant any interest in our assets or the assets of any of our affiliates, or a right to payment other than as provided in the plan.

Amounts credited to participants’ accounts will be subject to the claims of our general creditors until they are paid to the participants. Participants in the plan are our general unsecured creditors with respect to amounts payable under the plan.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Prologis, Inc. Nonqualified Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2011

PROLOGIS, INC.

By:	/s/ Michael T. Blair
Name:	Michael T. Blair
Title:	Managing Director, Deputy General Counsel and Assistant Secretary